EXHIBIT 5.1

Harney Westwood & Riegels LP Craigmuir Chambers PO Box 71 Road Town Tortola VG1110 British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547

DATED: 3 August 2022

greg.boyd@harneys.com

+1 284 852 4317

GAB/053090.0009

Capri Holdings Limited

33 Kingsway

London, United Kingdom

WC2B 6UF

Dear Sir or Madam

Capri Holdings Limited No 524407 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in connection with the Company’s Ordinary Shares (as defined in the Company’s Memorandum and Articles of Association).

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.
2	Valid Issuance of Shares. The Ordinary Shares have been duly and validly authorized by the Company and, when issued, pursuant to:
(a)	the Company’s Memorandum and Articles of Association;
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(b)	the terms of the Plan; and
(c)	the requisite resolution of directors and/or a committee of directors at the time of issuance pursuant to section 48 of the Act, as applicable,

and the consideration therefor is received, will be duly and validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of the Ordinary Shares).

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Plan. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

This opinion is rendered for your benefit and the benefit of your legal counsel (in that capacity only) in connection with the transactions contemplated by the Plan. It may be disclosed to your successors and assigns only with our prior written consent. It may not be disclosed to or relied on by any other party or for any other purpose.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name therein.

Yours faithfully

/s/ Harney Westwood & Riegels LP
Harney Westwood & Riegels LP

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Schedule 1

List of Documents and Records Examined

1	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company obtained from the Registry of Corporate Affairs on 29 July 2022;
2	the records and information certified by Offshore Incorporations Limited, the registered agent of the Company, on 29 July 2022 of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate);
3	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 29 July 2022;
4	the records of proceedings on file with, and available for inspection on 29 July 2022 at the High Court of Justice, British Virgin Islands;

(1 to 4 above are the Corporate Documents); and

5	the Registration Statement on Form S-8 (the Registration Statement) filed on the date hereof by the Company with the United States Securities and Exchange Commission (the SEC) under the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, for purposes of registering an additional 3,625,000 ordinary shares, no par value, of the Company that are reserved for issuance under the Capri Holdings Limited Second Amended and Restated Omnibus Incentive Plan (the Plan); and
6	a copy of the Plan.

The Corporate Documents and the Plan are collectively referred to in this opinion as the Documents.

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Schedule 2

Assumptions

1	Directors. The board of directors of the Company considers the Plan and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Registration Statement and that the board of directors are properly exercising their powers in good faith.
2	Bona Fide Transaction. No disposition of property effected by the Plan is made for an improper purpose or wilfully to defeat an obligation owed to a creditor.
3	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Plan conforms in every material respect to the latest draft of the same produced to us and, where the Plan has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.
4	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in the Corporate Documents or implied thereby are accurate and complete, and the information recorded in the Registered Agent’s Certificate was accurate as at the date of this opinion.
5	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the property or assets of the Company.
6	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

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Schedule 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:
(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;
(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;
(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and
(d)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

2	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.
3	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and European Union sanctions as implemented under the laws of the British Virgin Islands.
4	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act 2018.

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